UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2004

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Item 7.	Financial Statements and Exhibits.

Exhibit

99	Press release dated April 19, 2004.

Item 12.	Results of Operations and Financial Condition.

On April 19, 2004, Macatawa Bank Corporation issued a press release announcing results for the first quarter ended March 31, 2004. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2004	MACATAWA BANK CORPORATION By: /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                   Description

99	Press release dated April 19, 2004

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate April 19, 2004 Jon Swets, CFO 616.494.7645

Holland, Michigan - Macatawa Bank Corporation Reports Strong Start for 2004.

Macatawa Bank Corporation today announced net income for the first quarter of 2004. Net income totaled $2.87 million, an increase of 2% as compared to first quarter 2003 net income of $2.81 million. Earnings per share on a diluted basis were $.34 for the quarter, which was an increase of 3% over the same period of the prior year. Total assets grew by $55.3 million during the quarter to $1.46 billion spurred by the second highest loan increase in the Company’s history behind the fourth quarter of last year.

“Our investments in people, products and branches have continued to drive our success,” said Ben Smith, Chairman and CEO. Within the last six months four new full service branches and two limited service branches have been opened. Also, staff in the loan, trust and investment services areas have been expanded to take advantage of opportunities in the market place. “Our branch expansion continues to drive excellent growth in our core deposit base,” added Mr. Smith. During the first quarter, over 5,000 new checking accounts were opened, which was more than double that of the first quarter of the prior year. It is expected that, as these new accounts develop into more full relationships, they will further contribute to deposit growth. “Also, our new branches in Grand Rapids are showing growth rates as fast as we have ever experienced. Our people and their high service quality standards are at the heart of these successes,” said Mr. Smith. Total portfolio loans were up by $67.1 million for the quarter, or 23% on an annualized basis. Regarding the lending success, Mr. Smith stated, “Our existing and new customers continue to respond well to our lending approach, which involves not only satisfying their lending needs but also helping them succeed financially with a wide array of financial products and services.”

The increase in quarterly earnings resulted from growth in net interest income. First quarter net interest income totaled $11.4 million, an increase of 19%, as compared to the 2003 quarter. The net interest income improvement was driven primarily by the significant increase in average earning assets, which grew by 20% or $220.8 million from $1.10 billion for the first quarter of 2003 to $1.32 billion for the first quarter of 2004. A decrease in net interest margin from 3.54% for the first quarter of 2003 to 3.49% for the current quarter offset some of the effect of the growth in earning assets. Although there were various offsetting factors contributing to the fluctuation in net interest margin, the primary cause for the reduction over this time period was the low level of short-term interest rates combined with the low likelihood of their increase. As a result, customers preferred variable rate loans. This preference continued to cause a loan portfolio mix shift from fixed rates to variable rates, thereby reducing the overall yield on loans. Going forward, the large variable rate loan portfolio should improve earnings once short-term interest rates begin to rise.

Non-interest income was $2.3 million for the first quarter of 2004, virtually unchanged from the first quarter of the prior year. Although gains on sales of mortgage loans decreased by $457,000 from last year’s first quarter, other noninterest income sources made up the difference. The largest component increase in noninterest income was in trust fees which grew by $155,000. Commenting on this increase, Mr. Smith said, “Our trust area continues to gain assets and customer relationships. We see great opportunity in the future by being the largest local provider of these services.”

An increase in the quarterly provision for loan losses partially offset the increase in net interest income. The provision was $1,225,000 for the quarter compared to $990,000 for the first quarter of 2003. The high loan growth for the quarter required larger provisions, causing a short-term strain on earnings. Asset quality remained strong with annualized net loan charge-offs to total loans at .12% for the quarter and non-performing loans to total loans of .25% at the end of the quarter. These ratios were consistent with the first quarter of the prior year and remained well below historical peer averages.

Non-interest expense increased to $8.3 million for the quarter as compared to $6.7 million for the first quarter of 2003. Salaries and benefits increased by $897,000 over the first quarter of the prior year reflecting the 23% increase in staffing for the six new branches and the lending, trust and investment services areas. “The increased staffing reflects our attention to properly managing and supporting our growth and our interest in creating a platform for strong future growth,” said Ben Smith.

On March 18, 2004 Macatawa raised additional capital in the amount of $20.0 million by participating in a pooled trust preferred security issuance. These proceeds, which are classified as long-term debt on the balance sheet, provide additional regulatory capital to support growth in assets into 2007. Mr. Smith commented, “Our tremendous growth and plans for future growth require more capital. The trust preferred securities complement our capital structure well by providing a low cost source without diluting our current shareholders through a common stock offering.”

Management sees many opportunities ahead. Mr. Smith stated, “Our current branch network has great capacity, so as we continue to grow, we expect profitability to improve. We are well-positioned for increases in net interest income as the economy improves and short-term interest rates begin to rise. With these opportunities and others, we expect that 2004 will continue to be another great year for Macatawa.”

Conference Call
Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, April 20, 2004, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com . A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 21 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of trust revenues. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

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MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)	Quarter Ended March 31

EARNINGS SUMMARY	2004	2003

Total interest income	$17,305	$15,408
Total interest expense	5,913	5,800

Net interest income	11,392	9,608
Provision for loan loss	1,225	995

Net interest income after provision for loan loss	l10,167	8,613

NON-INTEREST INCOME
Deposit service charges	651	600
Gain on sale of loans	529	986
Trust fees	738	583
Other	380	137

Total non-interest income	2,298	2,306

NON-INTEREST EXPENSE
Salaries and benefits	4,487	3,590
Occupancy	699	558
Furniture and equipment	677	594
Other	2,394	1,939

Total non-interest expense	8,257	6,681

Income before income tax	4,208	4,238
Federal income tax expense	1,342	1,428

Net income	$2,866	$2,810

Basic earnings per share	$0.34	$0.34
Diluted earnings per share	$0.34	$0.33
Return on average assets	0.81%	0.95%
Return on average equity	9.30%	9.70%
Net interest margin	3.49%	3.54%
Efficiency ratio	60.31%	56.07%

BALANCE SHEET DATA Assets	March 31 2004	March 31 2003	December 31 2003

Cash and due from banks	$30,991	$35,977	$41,633
Federal funds sold & short term investments	--	--	18,414
Securities available for sale	120,562	83,502	107,049
Securities held to maturity	2,621	3,179	2,624
Federal Home Loan Bank Stock	8,898	5,391	8,793
Loans held for sale	4,365	12,308	4,054
Total loans	1,224,243	1,015,154	1,157,107
Less allowance for loan loss	16,958	14,163	16,093

Net Loans	1,207,285	1,000,991	1,141,014

Premises and equipment, net	39,894	30,617	38,713
Acquisition intangibles	26,584	27,055	26,702
Other assets	15,228	10,484	12,115

Total Assets	$1,456,428	$1,209,504	$1,401,111

Liabilities and Shareholders Equity
Non-interest bearing deposits	$123,940	$110,256	$139,557
Interest bearing deposits	985,336	855,311	969,842

Total deposits	1,109,276	965,567	1,109,399
Federal funds purchased	26,083	13,500	--
FHLB advances	145,820	102,353	145,680
Long-term debt	41,238	6,363	19,655
Other liabilities	9,148	5,568	4,477

Total Liabilities	1,331,565	1,093,351	1,279,211

Shareholders' equity	124,863	116,153	121,900

Total Liabilities and Shareholders' Equity	$1,456,428	$1,209,504	$1,401,111

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)	1st Qtr 2004	4th Qtr 2003	3rd Qtr 2003	2nd Qtr 2003	1st Qtr 2003

EARNINGS SUMMARY
Net interest income	$11,392	$11,263	$10,936	$10,287	$9,608
Provision for loan loss	1,225	1,200	1,040	870	995
Total non-interest income	2,298	2,151	2,786	2,401	2,306
Total non-interest expense	8,257	7,851	8,110	7,423	6,681
Income taxes	1,342	1,388	1,509	1,463	1,428
Net income	$2,866	$2,975	$3,063	$2,932	$2,810

Basic earnings per share	$0.34	$0.36	$0.37	$0.35	$0.34
Diluted earnings per share	$0.34	$0.35	$0.36	$0.35	$0.33

MARKET DATA
Book value per share	$14.89	$14.56	$14.38	$14.19	$13.89
Market value per share	$27.87	$28.39	$23.16	$24.18	$20.49
Average basic common shares	8,373,204	8,368,647	8,365,157	8,363,838	8,318,420
Average diluted common shares	8,526,609	8,520,492	8,498,387	8,485,232	8,438,042
Period end common shares	8,384,720	8,370,073	8,367,385	8,363,838	8,364,483

PERFORMANCE RATIOS
Return on average assets	0.81%	0.90%	0.97%	0.96%	0.95%
Return on average equity	9.30%	9.78%	10.25%	9.93%	9.70%
Net interest margin (FTE)	3.49%	3.64%	3.71%	3.64%	3.54%
Efficiency ratio	60.31%	58.53%	59.11%	58.50%	56.07%

ASSET QUALITY
Net charge-offs	$360	$249	$412	$519	$305
Nonperforming loans	$3,047	$4,025	$3,205	$2,396	$2,884
Nonperforming loans to total loans	0.25%	0.35%	0.29%	0.23%	0.28%
Net charge-offs to average loans (annualized)	0.12%	0.09%	0.16%	0.20%	0.12%
Allowance for loan loss to total loans	1.39%	1.39%	1.39%	1.40%	1.40%

CAPITAL & LIQUIDITY
Average equity to average assets	8.7%	9.2%	9.4%	9.7%	9.8%
Tier 1 capital to risk-weighted assets	10.3%	9.7%	10.1%	8.5%	8.5%
Total capital to risk-weighted assets	12.2%	10.9%	11.3%	9.7%	9.7%
Loans to deposits + FHLB borrowings	97.5%	92.2%	95.7%	94.2%	95.1%

END OF PERIOD BALANCES
Total portfolio loans	$1,224,243	$1,157,107	$1,089,083	$1,038,298	$1,015,154
Earning assets	1,360,689	1,298,041	1,205,929	1,160,184	1,119,534
Total assets	1,456,428	1,401,111	1,299,062	1,257,612	1,209,504
Deposits	1,109,276	1,109,399	999,946	972,939	965,567
Total shareholders' equity	124,863	121,900	120,287	118,688	116,153

AVERAGE BALANCES
Total portfolio loans	$1,190,153	$1,120,397	$1,052,521	$1,025,827	$986,614
Earning assets	1,318,729	1,239,351	1,177,091	1,136,030	1,097,945
Total assets	1,410,471	1,329,319	1,266,954	1,221,691	1,182,508
Deposits	1,104,750	995,997	996,848	961,791	939,600
Total shareholders' equity	123,239	121,689	119,543	118,159	115,877